Exhibit 99


(On Jewelcor Management, Inc Letterhead)




Via Facsimile & Regular Mail

May 6, 2002

Chris Gagas
Chairman and Chief Executive Officer
Pathfinder Bancorp, Inc.
214 West First Street
Oswego, NY  13126

Dear Chris:

	I just read Pathfinder's press release issued on Friday, May 3 2002 at 5:56 p.m. The timing of your release after the close of business on Friday gives the appearance of your wanting as few shareholders as possible to read it. I hope that was not the case, but that is what shareholders will obviously infer. Press releases should be issued before the stock market opens or a reasonable time after the market opens, except on Friday.

I was extremely troubled to learn that a bank of Pathfinder's size has two non-performing commercial loans in the amount of $1.5 million. Is this the end of the bad news?

I urge you to reconsider the bank's position regarding Fulton Savings Bank. You know in your heart that is the right thing to do. I do not understand how you can justify this to shareholders, as well as your own ethics.

		Sincerely,



		Seymour Holtzman

cc:	Thomas Schneider
SH/jmq